Exhibit 99.15
(Text of graph posted to Ashland Inc.'s website concerning
operating segment trade working capital)

Operating Segment Trade Working Capital % of Annualized Sales *
Monthly Actual (%)

	2006	2007	2008
January		16.2	16.2
February		16.8	15.9
March		15.3	14.3
April		15.9	14.4
May		15.5
June		15.3
July		16.0
August		15.3
September		15.3
October	13.6	15.2
November	14.6	15.8
December	15.5	16.6

* NOTE: Selected Working Capital Components - April 30, 2008

Unaudited Data
($ in millions)	Operating Segments(a)	Other Components	Total

Accounts receivable (b)	1,445	51	1,496
Inventories (c)	707	(171)	536
(Less) Trade and other payables	(947)	(194)	(1,141)
Net	1,205	(314)	891

(a) Represents amounts considered in 2008 internal perfomance metrics applicable to most employee.
(b) Accounts receivable is shown net of allowances for doubtful accounts.
(c) Operating segment amount excludes LIFO reserve, which is presented under Other Components.